Amended Schedule A to

Supervision Agreement

between

Saratoga Advantage Trust and Saratoga Capital Management, LLC

Effective as of April 11, 2018

A. Name of Portfolio:

James Alpha Global Enhanced Real Return Portfolio (now known as James Alpha Macro Portfolio) (as of February 1, 2011)

James Alpha Global Real Estate Investments Portfolio (as of August 1, 2011)

James Alpha Multi Strategy Alternative Income Portfolio (as of September 2, 2014)

James Alpha Yorkville MLP Portfolio (as of March 16, 2015)

James Alpha Family Office Portfolio (as of June 15, 2015)

James Alpha Managed Risk Domestic Equity Portfolio (as of June 15, 2015)

James Alpha Managed Risk Emerging Markets Equity Portfolio (as of June 15, 2015)

James Alpha Hedged High Income Portfolio (as of May 23, 2016)

James Alpha Equity Hedge Portfolio (now known as James Alpha EHS Portfolio) (as of July 28, 2016)

James Alpha Event Driven Portfolio (as of July 28, 2016)

James Alpha Total Hedge Portfolio (as of July 28, 2016)

James Alpha Relative Value Portfolio (as of July 28, 2016)

James Alpha Momentum Portfolio (as of February 2, 2018)

James Alpha Structured Credit Value Portfolio (as of April 11, 2018)

B. For each Portfolio above the Annual Supervision Fee as a Percentage of Daily Net

Assets is (the net assets of each of the James Alpha Portfolios above will be aggregated for purposes of determining the total Annual Supervision Fee for the James Alpha Portfolios and each James Alpha Portfolio will pay its proportionate share of the total Annual Supervision Fee):

[fees]